EXHIBIT 12(b)
FLORIDA POWER & LIGHT COMPANY COMPUTATION OF RATIOS
Six Months Ended June 30, 2002

(millions)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$330
Income taxes	187
Fixed charges, as below	90

Total earnings, as defined	$607

Fixed charges, as defined:
Interest charges	$85
Rental interest factor	4
Fixed charges included in nuclear fuel cost	1

Total fixed charges, as defined	$90

Ratio of earnings to fixed charges	6.74

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$330
Income taxes	187
Fixed charges, as below	90

Total earnings, as defined	$607

Fixed charges, as defined:
Interest charges	$85
Rental interest factor	4
Fixed charges included in nuclear fuel cost	1

Total fixed charges, as defined	90

Non-tax deductible preferred stock dividends	7
Ratio of income before income taxes to net income	1.57

Preferred stock dividends before income taxes	11

Combined fixed charges and preferred stock dividends	$101

Ratio of earnings to combined fixed charges and preferred stock dividends	6.01